Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Jianzhi Education Technology Group Company Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, par value US$ 0.0001 per share	(1)	Other	348,000,000	$0.0243	$8,456,400.00	0.0001531	$1,296.46

Total Offering Amounts:							$8,456,400.00		1,296.46
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$1,296.46

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Offering Note(s)

(1)	American depositary shares issuable upon deposit of Class A ordinary shares registered hereby have been registered under separate registration statement on Form F-6 (Registration No. 333-258293). Each American depositary share represents 60 Class A ordinary shares.

Includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low trading prices on August 8, 2025 of the Registrant’s American depositary shares listed on Nasdaq Capital Market and representing the Registrant’s Class A ordinary shares.